Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TOYS “R” US, INC.

Toys “R” Us, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Toys “R” Us, Inc. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 26, 1993, under the name Toys “R” Us-Headquarters, Inc., filed a Restated Certificate of Incorporation on January 2, 1996 under the name of Toys “R” Us, Inc., filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on July 21, 2005 and filed Amendment No. 1 to the Restated Certificate of Incorporation of July 21, 2005 with the Secretary of State of the State of Delaware on June 10, 2008 (“Amendment No. 1”).

2. Pursuant to Sections 228, 242 and 245 of the Delaware General Corporation Law, the attached Amended and Restated Certificate of Incorporation has been duly adopted and restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation, as amended by Amendment No. 1, in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed this 10th day of June, 2008.

TOYS “R” US, INC.

By:	/s/ David J. Schwartz
Name:	David J. Schwartz
Title:	Senior Vice President – General Counsel

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TOYS “R” US, INC.

ARTICLE ONE

The name of the corporation is Toys “R” Us, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

ARTICLE FOUR

(i) Authorized Shares. The total number of shares of stock which the corporation has authority to issue is 55,000,000 shares of common stock, par value one-tenth of one cent ($0.001) per share (together, the “Common Stock”).

(ii) Voting Rights. The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the corporation’s stockholders.

(iii) Registration of Transfer. The corporation shall keep at its principal office (or such other place as the corporation reasonably designates) a register for the registration of the Common Stock. Upon the surrender of any certificate representing shares of Common Stock at such place, the corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate and the corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such issuance.

(iv) Replacement. Upon receipt of evidence reasonably satisfactory to the corporation (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation, or, in the case of any such mutilation upon surrender of such certificate, the corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Eighth Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE NINE

To the maximum extent permitted from time to time under the laws of the State of Delaware, the corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the Affiliates of the foregoing, other than those officers, directors, stockholders or Affiliates who are employees of the corporation. No amendment or repeal of this Ninth Article shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or Affiliate of the corporation for or with respect to any opportunities of which such officer, director, stockholder or Affiliate becomes aware prior to such amendment or repeal.

ARTICLE TEN

Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the corporation to the extent permitted by law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE ELEVEN

The corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TWELVE

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, subject to the right of certain of the corporation’s stockholders to vote with respect to any alteration or amendment of this Amended and Restated Certificate of Incorporation.

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